       1                                  Exhibit 99.1


November 16, 2004                          Steven F. Nicola
                                           Chief Financial Officer, Secretary
                                           & Treasurer
                                            412:442-8262

                     MATTHEWS INTERNATIONAL ANNOUNCES
                         EARNINGS FOR FISCAL 2004


PITTSBURGH, PA, NOVEMBER 16, 2004 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced financial results for the fiscal year ended September 30, 2004. The Company reported net income for fiscal 2004 of $56,195,000 compared to $44,893,000 for fiscal 2003. Earnings per share for fiscal 2004 were $1.72 per share, representing an increase of 23.7 percent over $1.39 per share for fiscal 2003. Sales for the year ended September 30, 2004 were $508,801,000, representing an increase of $49,936,000, or 10.9 percent over sales of $458,865,000 in fiscal 2003.
The improvement in consolidated operating results for the year reflected higher profitability in all of the Company's business segments, the impact of acquisitions completed during the past 16 months and an increase in the value of foreign currency exchange rates compared to the U.S. dollar.

For the fiscal 2004 fourth quarter, net income was $16,631,000, or $0.51 per share compared to $11,719,000 or $0.36 per share for the fourth quarter a year ago. Net income for the fiscal 2004 fourth quarter represented an increase of 41.9 percent over the same period last year. Net income for the fiscal 2004 fourth quarter was favorably impacted by the Company's recent acquisitions and changes in foreign currency exchange rates. Net income for the fiscal 2003 fourth quarter and year included a pre-tax gain of $2.6 million on the sale of the Company's Graphics Imaging facility in Southern California and a pre-tax charge of $3.6 million for goodwill impairment in the Graphics Imaging segment. Sales in the fourth quarter were $146,277,000 compared to $118,066,000 in the same quarter last year.


Matthews International Corporation   - 2 of 3 -            November 16, 2004

David M. Kelly, Chairman and Chief Executive Officer, stated: "Matthews finished the fiscal year very strong despite some significant challenges. On a consolidated level, our operating results benefited from recent acquisitions and an increase in the value of foreign currencies against the U.S. dollar. However, the dramatic rise in metal costs (bronze and steel) effected several of our businesses, particularly in the fourth quarter.

We also continued to see the positive effects of productivity improvements in our operations. These cost structure improvements and some price recovery allowed our Bronze segment to report another year of improved results. Unfortunately, our York Casket segment was unable to mitigate the impact of rising steel costs in the fourth quarter. Our other business segments performed well during the year and we are pleased with the early results of our Merchandising Solutions (Cloverleaf Group) business."

Mr. Kelly also noted that the quarter ended September 30, 2004 represented the thirty-first consecutive quarter of double-digit earnings growth for the Corporation and that the Company's ten-year average increase in earnings per share since becoming a publicly traded stock in July 1994 is 16.1 percent. For the twelve months ended September 30, 2004, the Company repurchased approximately 498,000 shares of its common stock during fiscal 2004.

Due to the continued high level of bronze and steel costs, the Company remains cautious about earnings growth in fiscal 2005. The results of its European Graphics business were unusually strong in 2004 and we do not anticipate similar growth in fiscal 2005 in this cyclical business. The Company is also adding a new lower cost casket manufacturing facility in Mexico and the costs associated with this expansion will negatively affect short-term operating results.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer of memorialization products, caskets and cremation equipment for the cemetery and funeral home industries; merchandising solutions; and custom made products which are used to identify people, places, products and events. The Company's products and services include cast bronze memorials and other memorialization products; caskets; merchandising display systems; marketing and design services; cast and etched architectural products; cremators and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products, components and containers.


Matthews International Corporation    	- 3 of 3 -          November 16, 2004

                   MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                      (Unaudited)
                            (In Thousands, except Share Data)

                                Three Months Ended           Year Ended
                              --------------------      --------------------
                              9/30/04     9/30/03       9/30/04     9/30/03(1)
                              --------    --------      -------     --------
Sales                         $146,277    $118,066     $508,801     $458,865
Operating Profit                28,563      21,199       97,794       80,084
Income before Taxes             27,185      19,143       91,833       73,354
Income Taxes                    10,554       7,424       35,638       28,461
Net Income                     $16,631     $11,719   $   56,195    $  44,893

Earnings per Share               $0.51       $0.36   $     1.72    $    1.39

Weighted Average Shares     32,759,810  32,738,289   32,688,643   32,314,696

(1) Fiscal 2003 included a net pre-tax charge of $1,000 from special items which consisted of a goodwill impairment charge of $3.6 million, net of a pre-tax gain of $2.6 million on the sale of a facility.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.